Exhibit 10.27

PROMISSORY NOTE

(Revolving Note)

$100,000,000.00
December 31, 2006

Trex Company, Inc.

160 Exeter Drive

Winchester, Virginia 22603-8605

(hereinafter referred to as “Borrower”)

Branch Banking and Trust Company,

successor by merger to Branch Banking and

Trust Company of Virginia,

115 North Cameron Street

Winchester, Virginia 22601

(hereinafter referred to as “Bank”)

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of One Hundred Million and No/100s Dollars ($100,000,000.00) or such lesser sum as may be advanced with respect to the Revolving Loans (as defined in that certain Credit Agreement dated as of June 19, 2002 between Borrower and Bank, as amended by a First Amendment to Credit Agreement dated as of August 29, 2003, as further amended by a Second Amendment to Credit Agreement dated as of September 30, 2004, as further amended by a Third Amendment to Credit Agreement dated as of March 31, 2005, as further amended by a Fourth Amendment to Credit Agreement dated as of July 25, 2005, as further amended by a Fifth Amendment to Credit Agreement dated as of December 31, 2005, as further amended by a Sixth Amendment dated as of November 9, 2006, and as further amended by a Seventh Amendment dated of even date herewith (as so amended and as hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)) and remains unpaid on the Revolving Credit Termination Date (as defined in the Credit Agreement), and to pay interest on the unpaid principal balance of such sum from the date hereof at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

LOAN AGREEMENT. This Note is subject to the provisions of the Credit Agreement. Borrower’s obligation to comply with the provisions of the Credit Agreement shall continue notwithstanding the satisfaction in full of Borrower’s obligations under this Note.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from and after the date hereof at a rate per annum (the “Interest Rate”) equal to LIBOR (as defined in the Credit Agreement) plus the Applicable Revolving Loan Margin (as defined in the Credit Agreement), with such rate to change as provided in the Credit Agreement.

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, the unpaid principal balance of this Note shall bear interest at the Interest Rate plus 2.50% (the “Default Rate”). The Default Rate shall also apply from acceleration until this Note or any judgment hereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding the nominal rate.

REPAYMENT TERMS.

Interest Only Until Revolving Credit Termination Date. Accrued interest on (i) the outstanding principal balance of the Prior Note (as hereinafter defined) for the period December 1, 2006 to and including December 31, 2006 shall be due and payable on January 1, 2007 and (ii) the outstanding principal balance of this Note as it exists from time to time shall be due and payable on the first Business Day (as defined in the Credit Agreement) of each month, commencing on February 1, 2007, on any date on which this Note is paid in full and on the Revolving Credit Termination Date (as defined in the Credit Agreement). On the Revolving Credit Termination Date, the entire outstanding principal balance of this Note together with all interest accrued hereon will be immediately due and payable in full.

Revolving Note. Subject to the terms and conditions contained in the Credit Agreement, Borrower may borrow, repay and reborrow hereunder, up to a maximum aggregate amount outstanding at any one time equal to the lesser of (i) the available Borrowing Base (as defined in the Credit Agreement) minus the Letter of Credit Obligations (as defined in the Credit Agreement) and (ii) the Revolving Commitment (as defined in the Credit Agreement) minus the Letter of Credit Obligations. Bank shall incur no liability for its refusal to advance funds based upon its determination that any conditions of such further advances have not been met. Bank records of the amounts borrowed from time to time shall be conclusive proof thereof.

Prepayment; Adjustment of Revolving Commitment. This Note is subject to prepayment, and the Revolving Commitment is subject to adjustment, under the terms and subject to the conditions set forth in the Credit Agreement.

Prior Note. This Note amends and restates the $70,000,000 Promissory Note of Borrower dated November 9, 2006, payable to Bank (the “Prior Note”), and this Note is executed and delivered to Bank as a replacement of and in substitution for the Prior Note. The execution and delivery of this Note shall not constitute a novation of the debt originally evidenced by the Prior Note.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of this Note shall be applied to accrued interest and then to principal; provided that if the Bank has elected to have the Services Agreement (as defined in the Credit Agreement) apply to the Revolving Loans, monies received by Bank for application toward payment of this Note shall be applied as set forth in the Services Agreement; provided, further, that after the occurrence of a Default, monies may be applied to Borrower’s obligations under this Note in any manner or order deemed appropriate by Bank. If any payment received by Bank under this Note or the other Loan Documents (as defined in the Credit Agreement, and hereinafter, the “Loan Documents”) is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or the other Loan Documents as though such payment had not been made.

LATE CHARGE. If any payments due hereunder are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 8 or more days. Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank’s reasonable expenses incurred to enforce or collect any amount owed under this Note, including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses under this Note, or, if no such amounts are owing, returned to Borrower.

DEFAULT. The occurrence of an Event of Default under the Credit Agreement shall constitute a default under this Note (a “Default”).

REMEDIES UPON DEFAULT. If a Default occurs, Bank may at any time thereafter, take the following actions:

Accelerate Upon Default. Accelerate the maturity of this Note, whereupon this Note shall be immediately due and payable.

Set Off. At any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), set off and appropriate and apply any and all deposits and any other indebtedness at any time held or owing by Bank to or for the credit or the account of Borrower against obligations and liabilities of Borrower to Bank hereunder or the other Loan Documents.

Cumulative. Exercise any rights and remedies as provided under the Note, the Credit Agreement and the other Loan Documents, or as provided by law or equity.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note or the other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and the other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Borrower or each other person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period, and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to Borrower or any person liable under this Note or any other Loan Document, all without notice to or consent of Borrower or any person who may be liable under this Note or any other Loan Document and without affecting the liability of Borrower or any person who may be liable under this Note or any other Loan Document.

MISCELLANEOUS PROVISIONS.

Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank shall have the right to assign or otherwise transfer any of its rights or interests in this Note and the other Loan Documents, in whole or in part, as provided in the Credit Agreement. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from its obligations under this Note.

Applicable Law; Conflict Between Documents. This Note and the other Loan Documents shall be governed by and construed under the laws of the Commonwealth of Virginia without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of the Credit Agreement, the terms of this Note shall control.

Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the Commonwealth of Virginia.

Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document.

Notices. Any notices to Borrower or Bank shall be sufficiently given if delivered in the manner and to the address or addresses specified in the Credit Agreement. In the event that Borrower changes Borrower’s address at any time prior to the date this Note is paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid.

Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents.

Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof.

Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

PLACE OF EXECUTION AND DELIVERY. Borrower hereby certifies that this Note, the Credit Agreement and the other Loan Documents were executed in the Commonwealth of Virginia and delivered to Bank in the Commonwealth of Virginia.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

TREX COMPANY, INC.

By:	/s/ Paul D. Fletcher	(SEAL)
Name:	Paul D. Fletcher
Title:	Senior Vice President and Chief Financial Officer

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